[ASSURANT, INC. LOGO OMITTED]

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications and	Senior Vice President	Vice President
Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Elects Elaine D. Rosen to its Board of Directors

NEW YORK, Feb. 10, 2009 -- Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that it has elected Elaine D. Rosen, 56, chair of the board of the Kresge Foundation and former president of UNUM Life Insurance Company of America, a subsidiary of UNUM Corporation, to its board of directors. Ms. Rosen will also serve on the Assurant board’s nominating and corporate governance committee.

“It is a pleasure to welcome Elaine to our board of directors,” said Robert B. Pollock, Assurant’s president and chief executive officer. “She is a highly regarded executive with extensive insurance management and operational experience. We look forward to her contributions and believe that her insights will be of great benefit to the company and its shareholders.”

Over a 25-year career with UNUM Corporation, Ms. Rosen held a number of senior leadership roles in various areas, having most recently served as executive vice president, customer operations from 1999 to 2001. She was president of UNUM Life Insurance Company of America from 1997 to 1999.

Ms. Rosen’s other board affiliations include: DownEast Energy Corporation; Kforce, Inc., where she serves as chairperson for the compensation committee; and AAA Northern New England, where she serves as chairperson of the strategic planning committee. From 2001-2004, Ms. Rosen was volunteer chair of the capital campaign for Preble Street Resource Center, a collaborative for the homeless and low income community in Portland, Maine. She also serves as a business consultant for a diverse range of clients.

A resident of Falmouth, Maine, Ms. Rosen earned a bachelor of arts degree from Colgate University in 1975.

In addition to Ms. Rosen, the other current members of Assurant's board are: Dr. John Michael Palms, chairman of the board of directors of Assurant and a distinguished university professor emeritus and president emeritus of the University of South Carolina; Dr. Robert J. Blendon, professor of health policy at Harvard University's School of Public Health and professor of political analysis at Harvard University's Kennedy School of Government; Beth L. Bronner, managing director of Mistral Equity Partners; Howard L. Carver, retired office managing partner of Ernst & Young LLP; Juan N. Cento, president, Latin American and Caribbean Division, FedEx Express; Allen R. Freedman, owner and principal of arfreedman&co., and former chairman and chief executive officer of Fortis, Inc. (predecessor to Assurant);

David B. Kelso, financial advisor for Kelso Advisory Services; Charles J. Koch, former chairman, president and chief executive officer of Charter One Financial, Inc.; H. Carroll Mackin, principal owner of Great Northern Manufacturing, LLC and former executive vice president and treasurer of Fortis, Inc. (predecessor to Assurant); and Robert B. Pollock, president and chief executive officer of Assurant.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses -- Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $24 billion in assets and $8 billion in annual revenue.